Exhibit 10.1

September 19, 2017

Mr. David McElroy
22 Joshua Dr.
West Simsbury, CT  06092

Dear David:

This letter agreement confirms your and our understanding and agreement on the terms under which you will provide consulting services to Arch Capital Group Ltd. (the “Company”).

1.    From October 1, 2017 until December 31, 2017, you will serve as Executive Chairman of Arch Insurance Group Inc. (“AIGI”) and Vice Chairman of Arch Worldwide Insurance Group on a full time basis. As of January 1, 2018 (the “Effective Date”), you will retire as an employee of AIGI, and your employment with AIGI will terminate in accordance with Section 5.03 of your employment agreement with AIGI, dated as of June 5, 2009 and as amended on July 25, 2012 (“Prior Agreement”). For the avoidance of doubt, certain provisions of the Prior Agreement will survive in accordance with their terms as provided in Section 12.16 of the Prior Agreement.

2. During the term of this letter agreement commencing on the Effective Date (the “Consulting Term”), you shall serve as Vice Chairman of Arch Worldwide Insurance Group and make yourself available to provide consulting services to the Company for up to 50 days per year as reasonably requested by the Company on specific projects, including, among other things, assistance in the transition to the new Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, participation in meetings and other activities of the Underwriting Oversight Committee of the Board of Directors of the Company and due diligence relating to proposed acquisitions by the Company and its subsidiaries. During the Consulting Term, you shall receive compensation of $150,000 per calendar year, payable in four equal quarterly installments within 10 days of the close of each calendar quarter. You will also be eligible for an annual bonus based on your performance, as determined in the discretion of the Board of Directors of the Company (or a duly authorized committee) (the “Board”). It is anticipated by both you and the Company that the level of services you will perform hereunder will be no more than 20% of the average level of services performed by you for the Company and its affiliates over the immediately preceding three years. In performing your services hereunder, you will comply with the applicable operating guidelines of the Company and its subsidiaries, which contain restrictions on activities within the United States.

3.    During the Consulting Term, the Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with your provision of consulting services hereunder, including business class air travel, upon presentation to the Company of appropriate documentation. Additionally, in the event of a federal income tax law change applicable to 2018 that would have reduced federal income tax payments by you in respect of distributions in 2017 from the Arch Capital Group (U.S.) supplemental non-qualified plan (taking into account reductions in tax rates and adjustments to the tax base), the Company shall reimburse you, on an after-tax basis, for the amount of such reduced income tax payments as calculated by the Company. Any reimbursement under this Section 2 shall be made on or before the last day of the calendar year following the calendar year for which the expense was incurred, and the amount of any benefit or reimbursement under this Section 2 for one calendar year shall not affect the amount of any benefit or reimbursement available hereunder in any other calendar year.

4.    You understand and agree that (1) you shall not, directly or indirectly, divulge to any person or use for your own benefit or the benefit of any person any information of a private, secret or confidential nature concerning the business, accounts, finances, transactions or other affairs of the Company, or any of its affiliates or business partners which has come into your knowledge during the course of your services with the Company, (2) you shall not remove from the premises of the Company or any of its affiliates, except in connection with your duties pursuant to this letter agreement, any document or other object containing or reflecting any such information, (3) all of such information, including any written reports prepared by you, are and shall remain the sole and exclusive property of the Company, and upon completion of your services hereunder, you shall return to the Company the originals and all copies and extracts of any such information, and (4) any remedy at law for any breach by you of this paragraph 3 shall be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

5.    Both you and the Company agree that you will act as an independent contractor in the performance of your services under this letter agreement, and that nothing herein shall be taken to imply any relationship of partnership, agency or employer and employee between you and the Company. In addition, you shall not delegate any of your responsibilities hereunder to any other person.

6.    This letter agreement is of unlimited duration unless terminated as provided below. Either party may terminate this letter agreement by providing at least 30 days’ prior written notice to the other party. If you shall fail to perform your duties hereunder in any respect, the Company may terminate this letter agreement immediately upon notice to you with no obligation to make further payment to you hereunder. You shall not assign this letter agreement or any rights, benefits, duties or obligations hereunder to any other party.

7. For the bonus paid on or before March 15, 2018 for calendar year 2017, a bonus for you will be recommended for approval by the Board in an amount of not less than 5.4% (the “Percentage”) of the aggregate formula approach pool for the Company’s insurance segment paid at such time (for such purposes, the Percentage was determined by dividing your bonus for the 2016 year by the aggregate insurance segment pool of $16,652,338 paid in March 2017).

8.    This letter agreement constitutes the entire agreement among the parties regarding the subject matter hereof, and shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.
Please confirm your agreement to the above by signing and returning the enclosed duplicate of this letter agreement.

ARCH CAPITAL GROUP LTD.

Date: September 19, 2017	By:	/s/ Marc Grandisson
		Name:	Marc Grandisson
		Title:	President and Chief Operating Officer

ARCH INSURANCE GROUP INC.

Date: September 19, 2017	By:	/s/ Carl D. Sullo
		Name:	Carl D. Sullo
		Title:	SVP, Human Resources, Real Estate & Administrative Services

Accepted as of the date hereof:
/s/ David McElroy

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